Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Americold Realty Trust and Americold Realty Operating Partnership, L.P. for the registration of common shares, preferred shares, depositary shares, warrants, and guarantees of debt securities of Americold Realty Trust and debt securities of Americold Realty Operating Partnership, L.P. and to the incorporation by reference therein of our reports dated March 2, 2020, with respect to the consolidated financial statements of Americold Realty Trust and subsidiaries and Americold Realty Operating Partnership, L.P. and subsidiaries, and the effectiveness of internal control over financial reporting of Americold Realty Trust, included in its Annual Report (Form 10-K) for the year ended December 31, 2019 and the financial statement schedules of Americold Realty Trust and subsidiaries and Americold Realty Operating Partnership, L.P. and subsidiaries included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

April 16, 2020